Form N-SAR
Item 77I

	On June 28, 2012, the Board of Directors of Versus
Capital Multi-Manager Real Estate Income Fund LLC (the "Fund") adopted the following resolutions establishing the creation of Class I Shares and the re-designation of Common Stock.

Approval of Creation of Class I Shares
WHEREAS, the Board of Directors of the Company has determined that the addition of Class I shares is in the best interest of the Company and its shareholders; and

WHEREAS, pursuant to Article III, Section 3.2(b) of the Amended and Restated Limited Liability Company Agreement of the Versus Capital Multi-Manager Real Estate Income Fund, LLC (the "Company"), the Board has the full power and authority, without Member approval, to authorize one or more additional classes of Shares.

NOW, THEREFORE, BE IT RESOLVED, that a new class of shares of beneficial interest of the Company be, and hereby is, created, authorized and designated as "Class I" or such other name as the Officers of the Company determine in their discretion to use; and it is further

RESOLVED, that the Class I Shares of the Company shall have all of the preferences and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption, consistent with those afforded the Class F Share, as are set forth in the Amended and Restated Limited Liability Company Agreement of Company or otherwise required by the Investment Company Act of 1940, as amended, with respect to shares of any series or class; and it is further

RESOLVED, that the proper Directors and Officers of the Company, or their designees, in consultation with counsel be, and they hereby are, with respect to the establishment of the I Class shares, authorized to prepare, execute and file all requisite papers and documents which are deemed necessary or advisable to continue compliance with all applicable state blue sky laws for the continuance of qualification or registration of the I Class shares; and it is further

RESOLVED, that the Officers of the Company are authorized and directed to issue to Versus Capital Advisors, LLC (the "Advisor"), the initial authorized shares of beneficial interest, par value $1.00 per share, of Class I shares at a purchase price equal to the applicable net asset value per share of that new class; and it is further

RESOLVED, that such Class I shares, when issued and paid for, shall be validly issued, fully-paid and non-assessable; and it is further

RESOLVED, that the Officers of the Company are authorized and directed to issue and sell such Class I shares of beneficial interest to the public, all as set forth in and consistent with the provisions of the Prospectus relating to each series of new class of shares; and it is further

RESOLVED, that any Director or Officer of the Company is authorized and directed to take such further actions as may be necessary or desirable to carry out the intent of the foregoing resolutions;
and it is further

RESOLVED, that all actions previously taken by any Director, Officer or agent of the Company in connection with or related to the matters set forth in or reasonably contemplated by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.
Approval of the Re-designation of Common Stock

RESOLVED, that pursuant to the authority expressly given to the Board of Directors under the Amended and Restated Limited
Liability Company Agreement of the Company, the Board hereby re-designates issued and unissued shares of Common Stock of the Company as follows:

Old Designation:

Versus Capital Multi-Manager Real Estate Income Fund, LLC - Common
Stock

New Designation:

Versus Capital Multi-Manager Real Estate Income Fund, LLC - Class
F Shares

; and it is further

RESOLVED, that the appropriate officers of the Company, or any of them, are authorized to do any and all other acts, in the name of the Company and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.